SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CAMPBELL SOUP COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

[Campbell Soup Company Logo]
Campbell Place
Camden, New Jersey 08103-1799

October 10, 2001

Notice of Annual Meeting of Shareowners

Friday, November 16, 2001

11:00 a.m., Eastern Time
Quality Inn
3608 Kahn Drive
Lumberton, North Carolina 28358

AGENDA

1.  Elect Directors.

2.  Ratify Appointment of Auditors.

3.	Act upon a Shareholder Proposal on International Workers Rights Standards.

4.	Act upon a Shareholder Proposal on a Report on Genetically Engineered Foods.

5.	Act upon a Shareholder Proposal to Nominate Two Candidates for each Board Position.

6.	Transact any other business properly brought before the meeting.

      Shareowners of record at the close of business on September 18, 2001 will be entitled to vote.

      Your vote is important. In order to have as many shares as possible represented, kindly SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR VOTE BY PHONE OR THE INTERNET (see instructions on the proxy card).

By Order of the Board of Directors,

John J. Furey
Corporate Secretary

Important

      Please note that a ticket is required for admission to the meeting. If you plan to attend and shares are registered in your name as of September 18, 2001, please check the appropriate box on your proxy card or when voting on the Internet or indicate when prompted if voting by telephone. A ticket of admission will be forwarded to you. If your shares are held in the name of a broker or other nominee, please follow the instructions on page 31 to obtain an admission ticket.

Item 1 — Election of Directors
Security Ownership of Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Director Attendance
Director Compensation
Board Committees
Certain Relationships and Related Transactions
Corporate Governance
Audit Committee Report
Independent Accountants’ Fees Report
Compensation of Executive Officers
Item 2 — Ratification of Appointment of Auditors
Item 3 — Shareholder Proposal on International Workers Rights Standards
Item 4 — Shareholder Proposal on a Report on Genetically Engineered Foods
Item 5 — Shareholder Proposal to Nominate Two Candidates
Submission of Shareholder Proposals
Directors and Executive Officers Stock Ownership Reports
Other Matters
Proxies and Voting at the Meeting
Information About Attending the Meeting
Appendix A — Audit Committee Mission Statement
CAMPBELL SOUP COMPANY NOTICE & PROXY STATEMENT

*	Item 1 — Election of Directors	1

	Security Ownership of Directors and Executive Officers	5

	Security Ownership of Certain Beneficial Owners	6

	Director Attendance	8

	Director Compensation	8

	Board Committees	9

	Certain Relationships and Related Transactions	11

	Corporate Governance	11

	Audit Committee Report	14

	Independent Accountants’ Fees Report	15

	Compensation of Executive Officers	15

	● Compensation and Organization Committee’s Report on Executive Compensation	15

	● Compensation and Organization Committee Interlocks and Insider Participation	18

	● Summary Compensation Table	19

	● Option Grants in Last Fiscal Year	21

	● Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	22

	● Return to Shareowners Performance Graph	22

	● Pension Plans	23

	● Employment Agreements and Termination Arrangements	23

*	Item 2 — Ratification of Appointment of Auditors	25

*	Item 3 — Shareholder Proposal on International Workers Rights Standards	25

*	Item 4 — Shareholder Proposal on a Report on Genetically Engineered Foods	26

*	Item 5 — Shareholder Proposal to Nominate Two Candidates	28

	Submission of Shareholder Proposals	30

	Directors and Executive Officers Stock Ownership Reports	30

	Other Matters	30

	Proxies and Voting at the Meeting	30

	Information About Attending the Meeting	31
	Audit Committee Mission Statement	Appendix A

*   Denotes items to be voted on at the meeting.
      Note: Shareowners may receive a copy of the Company’s annual Form 10-K report without charge by:

(1)	writing to Investor Relations, Campbell Soup Company, One Campbell Place, Camden, NJ 08103-1799;
(2)  calling 1-888-SIP-SOUP (1-888-747-7687); or
(3)  leaving a message on Campbell’s home page at www.campbellsoup.com.
      Note: Shareowners may elect to receive future distributions of Annual Reports and Proxy Statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an electronic mail (e-mail) account and access to an Internet browser. To enroll go to www.econsent.com/cpb and scroll down to Registered Stockholder. You will be asked to enter your Account Number that is printed on your dividend check or Dividend Reinvestment Statement.

ITEM 1

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees

      The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of Directors of the Company shall be sixteen. The directors are to be elected to hold office until the next Annual Meeting of the Shareowners and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.

      If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board of Directors. Management knows of no reason why any nominee shall be unable or unwilling to serve.

      The following table sets forth certain information concerning the nominees at September 18, 2001:

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Alva A. App	(1) Retired Senior Scientific Adviser to the United Nations Development Programme.	69	1986
Edmund M. Carpenter	(1) President and Chief Executive Officer of Barnes Group, Inc. since December 1998. Previously Senior Managing Director of Clayton Dubilier & Rice. Former Chairman and Chief Executive Officer of General Signal Corporation. (2) Director of Barnes Group, Inc., Dana Corporation, and Texaco, Inc.	59	1990
Douglas R. Conant	(1) President and Chief Executive Officer of Campbell Soup Company since January 2001. Previously President of Nabisco Foods Company. (2) Director of Applebee’s International, Inc.	50	2001

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Bennett Dorrance	(1) Private investor and Chairman and Managing Director of DMB Associates in Phoenix, Arizona.	55	1989
Thomas W. Field, Jr.	(1) Management Consultant, Field & Associates. Previously Chairman and Chief Executive Officer of ABCO Foods, Inc. Former Chairman, President and Chief Executive Officer of McKesson Corporation. (2) Director of Stater Brothers Market, Inc.	67	1987
Kent B. Foster	(1) Chairman and Chief Executive Officer of Ingram Micro, Inc. since May 2000. Previously President of GTE Corp. (2) Director of J.C. Penney Company, Inc. and New York Life Insurance Company.	57	1996
Harvey Golub	(1) Retired Chairman and Chief Executive Officer of American Express Company (1993-2001). Chairman of AirClic Inc. since January 2001. (2) Director of Dow Jones & Company, Inc. and Warnaco Group, Inc.	62	1996
David K. P. Li	(1) Chairman and Chief Executive of The Bank of East Asia, Limited since 1991. (2) Director of Dow Jones & Company, Inc., The Bank of East Asia, Limited, The Hong Kong & China Gas Company Limited, Sime Darby Berhad.	62	1995

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Philip E. Lippincott	(1) Former Chairman of Campbell Soup Company (1999- 2001). Former Chairman and Chief Executive Officer of Scott Paper Company. (2) Director of Exxon Mobil Corporation. Trustee of The Penn Mutual Life Insurance Company.	65	1984
Mary Alice D. Malone	(1) Private investor and President of Iron Spring Farm, Inc.	51	1990
Charles H. Mott	(1) President and Chief Executive Officer of John W. Bristol & Co., Inc., an investment management firm.	69	1990
Charles R. Perrin	(1) Retired Chairman and Chief Executive Officer of Avon Products, Inc. (1998-1999). Former Chairman and Chief Executive Officer of Duracell International, Inc. (1994-1996).	56	1999
George M. Sherman	(1) Chairman of Campbell Soup Company since August 2001. Retired President and Chief Executive Officer of Danaher Corporation (1990-2001).	60	1995

	(1) Principal Occupation or Employment		Director
Name	(2) Other Business Affiliations	Age	Since

Donald M. Stewart	(1) President and Chief Executive Officer of the Chicago Community Trust since June 2000. Previously Senior Program Officer of the Carnegie Corporation (1999-2000). Previously President and Chief Executive Officer of The College Board. (2) Director of Principal Financial Group and The New York Times Company.	63	1992
George Strawbridge, Jr.	(1) Private investor.	63	1988
Charlotte C. Weber	(1) Private investor and President and Chief Executive Officer of Live Oak Properties.	58	1990

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information regarding beneficial ownership of Campbell’s Capital Stock, as of September 18, 2001, of each Director, the Company’s five most highly compensated Executive Officers and the Directors and Executive Officers as a group, and also sets forth Campbell stock units credited to the individual’s deferred compensation account. The account reflects the election of the individuals to defer previously earned compensation and pending awards of restricted stock into Campbell stock units. The individuals are fully at risk as to the price of Campbell stock in their deferred stock accounts. Additional stock units are credited to the accounts to reflect accrual of dividends. The stock units do not carry any voting rights. Unrestricted deferred Campbell stock units are included in calculating the Company required stock ownership for directors and executives.

	Aggregate Number			Total Number of
	of Shares		Campbell Stock	Shares and
Name	Beneficially Owned(a)		Deferred	Deferred Stock

Alva A. App	19,829	(b)	16,013	35,842

Edmund M. Carpenter	19,857		10,823	30,680

Douglas R. Conant	10,200		0	10,200

Bennett Dorrance	51,466,971	(c)	9,144	51,476,115

Thomas W. Field, Jr.	41,721		26,116	67,837

Kent B. Foster	9,486		10,965	20,451

Harvey Golub	11,700		14,571	26,271

David K. P. Li	16,248		14,405	30,653

Philip E. Lippincott	46,543		4,456	50,999

Mary Alice D. Malone	54,127,669	(d)	11,513	54,139,182

Charles H. Mott	47,825,968	(e)	14,370	47,840,338

Charles R. Perrin	12,213		3,641	15,854

George M. Sherman	11,709		18,991	30,700

Donald M. Stewart	15,943		9,379	25,322

George Strawbridge, Jr.	8,129,869	(f)	3,645	8,133,514

Charlotte C. Weber	22,127,040	(g)	6,122	22,133,162

Ellen O. Kaden	46,873		40,663	87,536

David L. Albright	118,345		44,484	162,829

Andrew K. Hughson	73,526		621	74,147

Pierre Laubies	39,021		0	39,021

All directors and executive officers as a group (30 persons)	184,484,004		358,063	184,842,067

(a)	The shares shown include 521,808 shares of Capital Stock as to which Directors and Executive Officers can acquire beneficial ownership because of stock options that are currently vested or that will vest as of November 18, 2001. All persons listed own less than 1% of the Company’s outstanding shares of Capital Stock, except:

% of Outstanding
Shares

Bennett Dorrance	12.6%
Mary Alice D. Malone	13.2%
Charles H. Mott	11.7%
George Strawbridge, Jr.	2.0%
Charlotte C. Weber	5.4%

All Directors & Executive Officers (30 persons) as a group beneficially own 45% of the outstanding shares.

(b)	Share ownership shown does not include 468 shares held by Alva App’s wife, as to which he disclaims beneficial ownership.

(c)	Bennett Dorrance is a grandson of John T. Dorrance, the brother of Mary Alice D. Malone, and a cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 542,345 shares held as guardian for one of his children nor 542,389 shares held as trustee for one of his children, as to which shares he disclaims beneficial ownership. Does not include 1,242,642 shares held by the Dorrance Family Foundation. See also “Principal Shareowners” below.

(d)	Mary Alice D. Malone is a granddaughter of John T. Dorrance, the sister of Bennett Dorrance and a cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 131,424 shares held by trusts for her children, as to which shares she disclaims beneficial ownership. See also “Principal Shareowners” below.

(e)	Share ownership shown for Charles Mott includes 47,798,948 shares held by the Voting Trust over which he, as a Trustee, has shared voting power. Reference is also made to “Principal Shareowners.” In September 1990 the Voting Trust defined in “Principal Shareowners” below requested the Company’s Governance Committee to nominate Charles Mott as a candidate for election as a director.

(f)	George Strawbridge is a grandson of John T. Dorrance and a cousin of Charlotte C. Weber, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown does not include 14,614,902 shares held by various trusts, of which he is a trustee, for the benefit of his sister and her children, as to which shares he disclaims beneficial ownership. Does not include 2,355,844 shares held by trusts for the benefit of his descendants as to which shares he disclaims beneficial ownership.

(g)	Charlotte C. Weber is a granddaughter of John T. Dorrance and a cousin of George Strawbridge, Bennett Dorrance and Mary Alice D. Malone. Share ownership shown includes 22,052,192 shares held by two trusts of which she is a co-trustee and 49,858 shares held by a foundation of which she is also a co-trustee, for all of which she has shared voting and dispositive power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      At the close of business on September 18, 2001, the record date for the meeting, there were outstanding and entitled to vote 409,520,604 shares of Campbell Capital Stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.

PRINCIPAL SHAREOWNERS

      Information concerning the owners of more than 5% of the outstanding Campbell Capital Stock as of the record date for the meeting follows:

		Percent of
	Amount/Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

Bennett Dorrance	51,466,971 Note(1)	12.6%
DMB Associates, 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258

Mary Alice D. Malone	54,127,669 Note(2)	13.2%
Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320

Charlotte C. Weber	22,127,040 Note(3)	5.4%
Live Oak Properties, P.O. Box Drawer 2108 Ocala, FL 34478

		Percent of
	Amount/Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

Charles H. Mott and John A. van Beuren, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990 (“Voting Trust”) and related persons,	50,947,050 Note(4)	12.4%
P.O. Box 4098 Middletown, RI 02842 Note(5)

(1)	A director nominee. See note (c) on page 6. The shares shown include 9,241 shares of Capital Stock with respect to which Bennett Dorrance has the right to acquire beneficial ownership because of vested stock options.

(2)	A director nominee. See note (d) on page 6. The shares shown include 9,241 shares of Capital Stock with respect to which Mary Alice D. Malone has the right to acquire beneficial ownership because of vested stock options.

(3)	A director nominee. See note (g) on page 6. The shares shown include 9,241 shares of Capital Stock with respect to which Charlotte Weber has the right to acquire beneficial ownership because of vested stock options.

(4)	Charles Mott is a director nominee. See note (e) on page 6. Includes 47,798,948 shares (11.7% of the outstanding shares) held by the Voting Trustees with sole voting power and 3,175,102 shares held by participants outside the Voting Trust or by persons related to them, for a total of 50,947,050 shares (12.4% of the outstanding shares). Includes 6,178,290 shares with sole dispositive power held by Hope H. van Beuren and 6,717,130 shares with sole dispositive power held by her husband, John van Beuren, P.O. Box 4098, Middletown, RI 02842. John and Hope van Beuren also hold 14,236,911 shares with shared dispositive power, including shares held by family partnerships and a family trust for a total of 6.6% of the outstanding shares. Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees including the right to withdraw these shares prior to any annual or special meeting of the Company’s shareowners. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Trustees will act for participants in communications with the Company’s Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(5)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Trustees, whose decision must be approved by two Trustees if there are two Trustees then acting. The Voting Trust continues until June 1, 2003, unless it is sooner terminated or extended.

      The foregoing information relating to Principal Shareowners is based upon the Company’s stock records and data supplied to the Company by the holders as of the record date for the meeting.

DIRECTOR ATTENDANCE

      During fiscal 2001 (ended July 29, 2001), the Board of Directors met 10 times, 7 regular meetings and 3 special meetings. Directors meet their responsibilities by attending Board and Committee meetings and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. All directors attended at least 75% of scheduled Board meetings and meetings held by Committees of which they were members, except Alva App, Kent Foster and Donald Stewart.

DIRECTOR COMPENSATION

      The Company’s director compensation program is designed to deliver annual compensation at the median of the Performance Peer Group (14 food companies, including Campbell’s key competitors), with the potential for enhanced value from future stock price appreciation, and to link compensation closely to returns to shareowners. Under the program, annual compensation is delivered 50% in stock options (based on the Black-Scholes valuation model and the mean between the high and low stock prices on the last trading day of each calendar year); 30% in Campbell stock (based on the closing stock price on the last trading day of each calendar year); and approximately 20% in cash (depending on meeting attendance fees). Directors may elect to receive additional stock options in lieu of the cash payments and/or annual stock grant. They may also elect to defer all or a portion of compensation. Directors are also reimbursed for actual travel expenses.

      For calendar year 2001, the Board determined that median annual director compensation should be approximately $113,000. The components of compensation were as follows:

Annual Stock Grant*	980 shares of stock

Annual Option Grant**	4,880 options

Annual Retainer for Committee Chair	$4,000

Board Attendance Fee (per in-person meeting)	$1,250

Board Attendance Fee (per conference call meeting)	$625

Committee Attendance Fee (per in-person meeting)	$1,000

Committee Attendance Fee (per conference call meeting)	$500

*	Campbell shares were issued on January 1, 2001 based on a price of $34.63 (the closing price on December 29, 2000).

**	Options were granted on January 1, 2001, at an exercise price of $34.38 (the mean between the high and low prices of Campbell stock on December 29, 2000). Options are granted at the market price on the grant date and may not be repriced.

      Philip Lippincott, who was the non-executive Chairman during all of fiscal 2001, received a retainer of $400,000 in addition to the regular retainer and fees paid to all non-employee directors. The retainer was paid $200,000 in cash and $200,000 in stock options. Mr. Lippincott received 28,090 options with an exercise price of $25.91. The options had a value of $200,000 based on the Black-Scholes valuation model and the stock price on September 28, 2000, the date of the grant.

Benefits

      The Company does not provide pensions, medical benefits or other benefit programs to directors.

BOARD COMMITTEES

      Pursuant to the by-laws, the Board had established five standing committees as of the record date. The Committees are Audit, Compensation and Organization, Executive, Finance and Corporate Development, and Governance. Membership as of the record date was as follows:

Compensation
Audit	and Organization	Executive

G.M. Sherman, Chair T.W. Field, Jr. K.B. Foster C.R. Perrin G. Strawbridge, Jr.	H. Golub, Chair E.M. Carpenter P.E. Lippincott M.A. Malone C.R. Perrin G.M. Sherman D.M. Stewart C.C. Weber	G.M. Sherman, Chair A.A. App D.R. Conant B. Dorrance T.W. Field, Jr. P.E. Lippincott G. Strawbridge. Jr.

Finance and
Corporate Development	Governance

C.H. Mott, Co-Chair B. Dorrance, Co-Chair A.A. App E.M. Carpenter D.R. Conant H. Golub D.K.P. Li M.A. Malone G.M. Sherman	G. Strawbridge, Jr., Chair A.A. App B. Dorrance T.W. Field, Jr. K.B. Foster C.H. Mott D.M. Stewart C.C. Weber

AUDIT COMMITTEE	4 meetings in fiscal 2001

●	Reviews the performance of and recommends the appointment of the Company’s independent accountants;

●	Reviews the scope and results of the audit plans of the independent accountants and the internal auditors;

●	Oversees the scope and adequacy of the Company’s internal accounting control and record-keeping systems;

●	Reviews the objectivity, effectiveness and resources of the internal audit function, which reports directly to the Committee;

●	Confers independently with the internal auditors and the independent accountants;

●	Reviews the audited financial statements to be included in the annual report;

●	Reviews non-audit services to be performed by the independent accountants and all relationships the independent accountants have with the Company; and

●	Determines the appropriateness of fees for audit and non-audit services performed by the independent accountants.

COMPENSATION AND ORGANIZATION COMMITTEE	7 meetings in fiscal 2001

●	Develops and recommends to the Board an annual performance evaluation of the Chief Executive Officer;

●	Reviews and recommends to the Board salary and incentive compensation, including bonus, stock options and restricted stock, for the Chief Executive Officer;

●	Reviews and approves the salaries and incentive compensation for senior executives;

●	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

●	Reviews the salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

●	Reviews and approves the incentive compensation to be allocated to employees;

●	Reviews and recommends to the Board significant changes in the design of employee benefit plans;

●	Reviews, prior to becoming effective, any major organization change that the Chief Executive Officer intends to implement; and

●	Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning.

EXECUTIVE COMMITTEE	no meetings in fiscal 2001

●	Exercises all the powers of the Board when the Board is not in session, except as otherwise provided by New Jersey law.

FINANCE AND CORPORATE DEVELOPMENT	7 meetings in fiscal 2001

●	Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

●	Reviews and recommends changes in the Company’s capital structure;

●	Reviews and recommends the capital budget and capital expenditure program;

●	Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

●	Recommends proposed appointments to the Administrative Committee of the pension plans; and

●	Oversees the administration and the investment policies and practices of the Company’s retirement and pension plans.

GOVERNANCE COMMITTEE	5 meetings in fiscal 2001

      Reviews and makes recommendations to the Board regarding:

●	The organization and structure of the Board;

●	Qualifications for director candidates;

●	Candidates for election to the Board;

●	Evaluation of the Chairman’s performance;

●	Candidate for the position of Chairman of the Board;

●	Chairpersons and members for appointment to the Board Committees;

●	Remuneration for Board members who are not employees; and

●	The role and effectiveness of the Board, the respective Board Committees and the individual Directors in the Company’s corporate governance process.

      The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareowners. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company.

      Actions taken by any of the foregoing committees are reported to the Board and the Board receives a copy of the minutes of all Committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Bennett Dorrance and Mary Alice D. Malone are directors of Campbell. During fiscal 2001 each owned more than 10% of the common stock of and was a creditor of Vlasic Foods International Inc. (“Vlasic”). Vlasic was spun off from Campbell in 1998. During fiscal 2001 Campbell paid Vlasic approximately $57 million related primarily to contract manufacturing of frozen food products for Campbell’s food service business in the U.S. Vlasic paid Campbell during fiscal 2001 approximately $11 million for contract manufacturing of frozen food products and certain ingredients.

CORPORATE GOVERNANCE

      The Board of Directors is responsible for the control and direction of the Company. It represents and is accountable only to shareowners. The Board’s prime purpose is to build long-term shareowner wealth.

      Corporate governance is designed to drive superior performance of the Company by making the most effective use of the collective skills and experience of directors. Campbell believes that good governance is a source of competitive advantage.

Corporate Governance Standards

      Campbell first published Corporate Governance Standards in its proxy in 1992. The Standards are reviewed annually by the Board. The Company’s twenty Standards for 2001 are as follows:

I.     Board Performance

1.	All directors will stand for election every year.

2.	Directors are required to own at least 2,000 Campbell shares within one year of election, and 6,000 shares within three years of election.

3.	Directors will operate in accordance with the Requirements of Directors (printed at page 13 below).

4.	The Governance Committee will conduct annual evaluations of the Board’s effectiveness, and report the results to shareowners in the proxy statement. (In 2001, the Board evaluation process focused on the assessment of the performance of its individual members. See “Evaluations of Board Performance” at pages 13 and 14, below).

II.     Board Composition

5.	The Board believes that, as a general rule, former Campbell executives should not serve on the Board.

6.	Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if a Campbell officer served on the Board of Company X and an officer of Company X served on the Campbell Board, or if a major supplier or customer served on Campbell’s Board.)

7.	Directors may not stand for reelection after age 70.

8.	The Audit, Compensation/ Organization and Governance Committees will consist entirely of independent directors. For this purpose, an “independent” director is one who has no present or former employment by the Company and no significant financial or personal tie to the Company other than share ownership and entitlement to director fees.

9.	The Board will appoint Committee members and Committee Chairmen.

10.	When the CEO also holds the position of Chairman of the Board, the Chairman of the Governance Committee will serve as the Lead Director to moderate executive sessions of independent directors and to provide oversight for the effective functioning of the Board.

III.  Business Operations

11.	The Board will annually review and approve a long-term strategic plan and a one-year operating plan that integrates with strategic plan milestones.

12.	The Board will evaluate the performance of the CEO at least annually in meetings of independent directors that are not attended by the CEO.

13.	The CEO will report annually to the Compensation and Organization Committee and to the Board on the Company’s management development and planning for executive succession. The Compensation and Organization Committee will review and annually report to the Board on the effectiveness of these processes.

14.	In advance of Board and Committee meetings, directors will receive appropriate materials relating to the items to be acted upon at those meetings.

IV.  Executive Compensation

15.	Incentive compensation plans for executives shall link pay to measured financial goals set in advance by the Compensation and Organization Committee. (See Compensation and Organization Committee’s Report at pages 15 to 18, below.)

16.	By express terms of the shareowner-approved incentive plan, stock options may not be repriced. The exercise price for options will not be reduced even if the current market price of the stock is below the exercise price.

17.	All executives (approximately 270 persons) must own Campbell stock valued at one-half to three times base salary, depending on their positions. Restricted stock and options, including vested stock options, shall not count toward the satisfaction of this requirement. (See Compensation and Organization Committee’s Report at page 17)

V.  Shareowners

18.	The Company believes that the way to control its destiny is to deliver superior performance in building shareowner wealth.

19.	All shareowners have equal voting rights.

20.	The Board will develop, approve and annually review Corporate Governance Standards that are distributed each year to shareowners in the proxy statement.

Requirements of Management and Directors

      In order to declare clear expectations of performance, in 1995 the Board adopted and distributed to shareowners in the proxy statement the specific requirements of management and directors set forth below.

BOARD REQUIREMENTS
OF MANAGEMENT

●	Develop strategies to deliver strong market franchises and build shareowner wealth over the long term
●	Recommend appropriate strategic and operating plans
●	Maintain effective control of operations
●	Measure performance against peers
●	Provide strong, principled and ethical leadership
●	Assure sound succession planning and management development
●	Maintain sound organizational structure
●	Inform the Board regularly regarding the status of key initiatives
●	No surprises
●	Organize Board meetings that are well planned, allow meaningful participation and provide for timely resolution of issues
●	Provide Board materials that contain the right amount of information and are received sufficiently in advance of meetings

CAMPBELL REQUIREMENTS
OF DIRECTORS

●	Act in the best interests of all shareowners
●	Critique and approve strategic and operating plans
●	Select, motivate, evaluate and compensate the CEO
●	Develop and maintain a sound understanding of Campbell’s strategies and businesses
●	Review succession planning and management development
●	Advise and consult on key organizational changes
●	Carefully study Board materials and issues
●	Provide active, objective and constructive participation at meetings of the Board and committees
●	Provide assistance in representing Campbell to the outside world
●	Counsel on corporate issues
●	Develop and maintain a good understanding of general economic trends and corporate governance

Evaluations of Board Performance

      Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. On a rotating basis, the evaluations focus on assessments of (a) the Board as a whole, (b) the individual directors, and (c) the Board Committees, with follow-up on the recommendations emerging from each step in the program cycle in the year following its completion.

      In 1999, the Board’s evaluation process focused on assessment of the procedures and performance of its Committees. Each director completed an evaluation form that elicited numerical ratings of and written comments on the structure of the Board’s Committee system, the effectiveness of Committee assignments and Committee chair assignments, the effectiveness of Committee operations and decision-making, and the relationship between the Committees and the Board.

      In 2000, the Governance Committee and management initiated a project to improve communication between management and the Board, increase the time available to the Board for discussion of major substantive issues, and improve the overall efficiency and effectiveness of Board operations. The criteria for the 2000 evaluation process assessed and measured: (i) general Board matters, including, for example, organization of agendas, scheduling and management presentations; (ii) Committee matters, including suggestions designed to relieve congestion in Committee agendas; and (iii) Board performance on a wide range of issues, including, for example, the adequacy of CEO Business Reviews and Controller’s reports, the Board’s understanding of trends in the industry, the Board’s knowledge of peer companies and key competitors, and the Board’s use of its time to focus on strategic and policy issues and the strategic plan.

      In 2001, the Board’s evaluation process focused on assessment of the performance of its individual members. Each director completed a self-evaluation form, developed by the Governance Committee, examining his or her effectiveness in light of 33 criteria designed to measure performance in seven critical areas: independence and integrity; knowledge and expertise; accountability and decisiveness; participation and input; preparation; availability; and teamwork. Following completion of the forms and the preparation of a composite report to the Governance Committee, the Chairman of the Board and the Chairman of the Governance Committee met with each Director to discuss his or her evaluation and areas for improvement. A report was then prepared and presented to the Board providing a plan to enhance Board effectiveness based upon the feedback received in this process.

      In 2002, the Board evaluation process will focus once again on assessment of the procedures and performance of its Committees, while the Governance Committee follows up on recommendations generated by the individual director self-evaluation in 2001.

Governance Committee

George Strawbridge, Jr., Chair	Kent B. Foster
Alva A. App	Charles H. Mott
Bennett Dorrance	Donald M. Stewart
Thomas W. Field, Jr.	Charlotte C. Weber

AUDIT COMMITTEE REPORT

      The Audit Committee comprises five members, each of whom the Board has determined meets the independence and experience requirements of the New York Stock Exchange. In accordance with its written charter, which was adopted by the Board of Directors on May 25, 2000 and is attached to this proxy statement as Appendix A, the Audit Committee’s primary responsibilities are to oversee that management has: 1) established and maintained an adequate system of internal control; 2) maintained the accuracy and integrity of accounting policies, financial reporting and disclosure practices; and 3) established and maintained processes to assure compliance with applicable laws, regulations and corporate policies. The Audit Committee sets a positive “tone at the top” intended to foster a company-wide attitude of integrity and control consciousness.

      To fulfill these oversight responsibilities, the Committee has reviewed with management and the independent accountants the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2001, and has reviewed and considered with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee received from the independent accountants a formal written statement disclosing that they are not aware of any relationships between the accountants and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, consistent with Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, and reviewed and discussed with the independent accountants all relationships the accountants have with the Company to determine and satisfy itself regarding the accountants’ objectivity and independence. The Committee has also considered whether the provision of information technology consulting services and other non-audit services by the independent auditors to the Company and the fees and costs billed and expected to be billed by the independent auditors for those services are compatible with maintaining their independence.

      Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended July 29, 2001, for filing with the

Securities and Exchange Commission. The Audit Committee also recommended to the Board that PricewaterhouseCoopers LLP be appointed independent auditors for the Company for fiscal 2002.

Audit Committee

George M. Sherman, Chairman
Thomas W. Field, Jr.
Kent B. Foster
Charles R. Perrin
George Strawbridge, Jr.

INDEPENDENT ACCOUNTANTS’ FEES REPORT

      The aggregate fees billed by PricewaterhouseCoopers LLP (“PwC”), Campbell’s independent accountants, in fiscal 2001 were as follows:

Services Rendered in Fiscal 2001	Fees

Professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2001, and the audits of certain employee benefit plans	$1,482,000

Financial information systems design and implementation	$4,622,000

All other services	$2,943,000

COMPENSATION OF EXECUTIVE OFFICERS

Compensation and Organization Committee’s Report on Executive Compensation

      The Compensation and Organization Committee establishes and administers the Company’s executive compensation program and reviews major organization changes and leadership development. The Committee establishes and regularly reviews the compensation levels of officers and other key managers, and authorizes their incentive awards. The Committee reviews and recommends for approval by the Board the compensation actions for the Chief Executive Officer.

      The objectives of the Company’s executive compensation program are to:

●	Align the financial interests of the Company’s executives with those of its shareowners;
●	Provide incentives for achieving and exceeding the Company’s short-term and long-term financial goals; and
●	Retain and attract highly competent executives by providing total compensation that is competitive with compensation at other well-managed companies in the food and consumer products industry.

      The Committee compares total compensation levels with a 28-company Compensation Peer Group, consisting of companies with which Campbell competes for attraction and retention of talent. Campbell’s programs are designed to deliver fixed compensation elements, including salary, benefits, and perquisites, at the median of the Compensation Peer Group, and incentive compensation which may go as high as the ninetieth (90th) percentile based upon business results and stock price appreciation. When Campbell’s shareowners win, through consistent growth in earnings and revenue and stock price appreciation, Campbell’s executives win. If shareowners do not realize these gains, the total compensation of Campbell’s executives will be substantially below the median of the Compensation Peer Group.

      There are three major elements of Campbell’s compensation program: base salary, annual incentive, and long-term incentives.

      Base Salary — Salary ranges and individual salaries for senior executives are reviewed annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance, labor market conditions, the Company’s salary budget guidelines and current compensation as compared to market practice.

      Annual Incentive — Campbell’s annual incentive payments are based on individual performance objectives and objective financial performance measures. These measures may include sales, earnings, reduction of working capital, special goals for achievement of new product sales or cost savings, performance as compared to peer companies or other measures of financial or strategic achievement at the individual, business unit or total Company level.

      At the beginning of each year, a target incentive amount is set for each participating executive, and an Operating Plan is approved by the Board of Directors which sets specific financial performance measures for the Company as a whole and separately for its major business units. The target incentive amount is designed to deliver an annual incentive award between median and top quartile of the Compensation Peer Group if the financial performance measures and individual performance objectives are achieved. Actual incentive payments can vary from zero to more than double the target incentive amount based on individual, business unit, and total Company performance. At the end of the year, actual results are compared with each performance goal and individual performance objectives, and incentive awards are calculated. By the terms of the annual incentive plan, extraordinary events such as major restructuring and accounting changes are excluded.

      In fiscal 2001, the financial performance measures selected by the Committee were sales, operating earnings, operating working capital, earnings per share, and strategic milestone and cost savings goals at the individual, business unit and corporate levels.

      At the end of the year, results were evaluated for each performance goal set for fiscal 2001. Total company net sales exceeded the goal, earnings per share fell short of the goal, and reductions in operating working capital exceeded the goal. Incentive bonus payments to executive officers for fiscal 2001 ranged from 110% to 150% of target incentive amount with an average of 116%

      Long-Term Incentives (Restricted Performance Stock and Stock Options) — Half of executives’ long-term compensation is designed to be delivered in restricted performance shares. Grants are made for three-year performance periods. Guidelines established for each share grant are designed to deliver long-term compensation at the 75th percentile of the Compensation Peer Group.

      At the beginning of the three-year period, the Board of Directors approves a Strategic Plan that sets specific performance goals for the Company. Performance goals may include sales, earnings, cash return on assets, performance as compared to peer companies, or other measures of financial or strategic achievement. At the end of the three-year period, cumulative results for the three years are compared with the goals, and the proportion of shares earned is determined by the Committee and released, free of restrictions, to the executives. The Committee may adjust the performance goals for extraordinary events such as major restructurings and accounting changes. Shares earned may vary from 0 to 200% of the initial share grant.

      For the restricted performance share program covering fiscal years 2000-2002, the goals are sales growth, creation of economic profit and sales and earnings growth as compared to peer companies. To enhance retention of key employees, during fiscal 2000 the Committee changed one element of the program so that the shares paid out to executives who remain eligible at the end of the three-year program on July 31, 2002 will be at least 50% of the initial shares granted and may be greater than 50% based on achievement of the performance goals established for the program.

      The other half of value delivered to executives under the Long-Term Incentive Plan is in the form of stock options, awarded annually. The Committee sets option guidelines based on current competitive practice and scope of responsibility of each position. In determining the number of options awarded to each executive, the Committee considers the guideline for the executive’s position and the individual performance and sustained contribution of the executive. The exercise price of stock options is no less than 100% of the share price on the grant date, and options may not be repriced. Options have a 10-year term and become exercisable over the first three years following the grant date. All shares used in the executive compensation program are shares which were previously issued and outstanding and were reacquired by the Company.

Additional Awards

      The Committee may grant additional short-term or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to the Company, to retain executives, or to recognize other special circumstances. During fiscal 2001, the Board and the Committee considered the impact of the fact that the exercise prices for the stock options granted to executives in 1997, 1998 and 1999 substantially exceeded the trading price of the Company’s stock, resulting in the loss of the retention and motivational value of the option grants. The Board and the Committee authorized a special option exchange program in which 739 employees could exchange, at their choice, stock options granted to them in 1997, 1998, and 1999 for time-lapse restricted shares. The exchange was based on the Black-Scholes value of the stock options, which varied in exercise price from $42 to $55 and expired ten years from the grant date. Directors were not eligible to participate in this program. To aid in executive retention, the vesting dates of the restricted shares granted under this program were extended from two to four years beyond the 100% vesting dates of the stock options they replaced. The Board carefully considered the following factors: (i) the potential impact of the program on shareowners and executives; (ii) the perception of the program by shareowners, employees and market analysts; (iii) the impact on investor relations; (iv) the extent of recent executive turnover; (v) practices implemented at companies in the Compensation Peer Group to address similar situations; and (vi) the projected value to executives and cost to the Company. Under the program approximately 4.7 million options were exchanged for approximately 1 million restricted shares. The restricted shares awarded to the executive officers listed on page 19 as a result of this program are set forth in footnote 1 on page 19.

Other Programs

      The Company also provides its officers and key managers with life and medical insurance; pension, savings and compensation deferral programs; and perquisites and other benefits that are competitive with market practices.

Executive Stock Ownership

      Every executive is required to achieve an ownership stake in the Company that is significant in comparison with his or her salary. New executives have five years in which to meet the ownership requirements. The current requirements and the requirements that will become effective in December 2002 are as follows:

Multiple of
Annual Base Salary

Effective
December 31,
Position	Current	2002

Chief Executive Officer	3x	7x

Executive Vice President	2x	5x

Senior Vice President	2x	5x

Vice President	1x	3x

Other Executives	0.25x to 0.5x	0.25x to 1x

      Executives may count toward these requirements the value of shares owned and shares which are deferred in the Company’s savings and deferred compensation programs. Restricted shares and unexercised stock options are not counted in calculating ownership. These requirements apply to approximately 270 executives worldwide.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the executive officers listed on page 19, unless certain requirements are met. One of those requirements is that compensation over $1 million must be based upon Company attainment of performance goals approved by shareowners. The Long-Term Incentive Plan and the Management Worldwide Incentive Plan, which were approved by shareowners in 1999, are designed to meet these requirements. Before awards are paid, the Compensation Committee or a subcommittee thereof must certify the attainment of the applicable performance goals. The Committee’s policy is to comply with the requirements of Section 162(m) except where the Committee determines that compliance is not in the best interests of the Company and its shareowners.

CEO Compensation and Evaluation

      On January 8, 2001 Douglas R. Conant was appointed President and CEO. He replaced David W. Johnson, who served as President and CEO on an interim basis from March 23, 2000 through January 7, 2001.

      Beginning on September 23, 2000 David Johnson received a monthly base salary of $83,333. For the period of March 23, 2000 to September 22, 2000 he received a time-lapse restricted stock grant in lieu of base salary. For his performance during fiscal 2001 the Board awarded him a bonus of $1,286,486 based on the following criteria: (i) development of strategic options; (ii) decision-making to sharpen the Company’s competitive performance; (iii) development of the senior management team; (iv) support of the Board-appointed CEO search committee; and (v) completion of the transition to a new CEO. He received a grant of time-lapse restricted stock on September 23, 2000 to provide an incentive to remain as interim CEO and to provide him with a level of total compensation that was competitive with the compensation paid to other CEOs in the Compensation Peer Group.

      Douglas Conant’s annual salary was set at $900,000 after consideration of independent survey data. His employment contract provided a guaranteed minimum bonus of $962,500 for fiscal 2001. Based on performance compared to the criteria set forth on page 16, his actual bonus earned was $1,077,038.

Subcommittee

      Based on requirements of various tax and securities rules and regulations, a Subcommittee of the Compensation and Organization Committee took certain actions in fiscal 2001.

Compensation and Organization Committee

Harvey Golub, Chairman	Charles R. Perrin
Edmund M. Carpenter	George M. Sherman
Philip E. Lippincott	Donald M. Stewart
Mary Alice D. Malone	Charlotte C. Weber

Compensation and Organization Committee Interlocks and Insider Participation

      Mary Alice D. Malone owns more than 10% of the common stock of Vlasic Foods International Inc. (“Vlasic”) that was spun off from the Company in 1998. The Company and Vlasic had certain business relationships in fiscal 2001 that are described on page 11.

TABLE 1—SUMMARY COMPENSATION

      The following table sets forth the cash compensation awarded, paid to, or earned by the Company’s current Chief Executive Officer, the former Chief Executive Officer and the five other most highly paid Executive Officers.

		Annual		Long-Term Compensation
		Compensation		Awards

				Restricted	Securities
Name and	Fiscal			Stock	Underlying		All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Options(#)		Compensation(2)

Douglas R. Conant(3)	2001	$508,269	$1,077,038	0	1,000,000		$150,140
President and Chief	2000	0	0	0	0		$0
Executive Officer	1999	0	0	0	0		$0

David W. Johnson(4)	2001	$375,641	$1,286,486	$2,612,500	0		$0
Former President and Chief	2000	$0	$713,514	$500,000	0		$0
Executive Officer	1999	$0	$0	$0	0		$0

F. Martin Thrasher(5)	2001	$485,000	$578,070	$760,426	0		$167,482
Former Senior Vice	2000	$430,833	$207,000	$1,566,344	115,000		$317,212
President and President,	1999	$350,000	$176,337	$2,495,345	54,000	*	$116,298
Campbell North America

Ellen Oran Kaden(6)	2001	$431,667	$353,604	$543,059	0		$19,632
Senior Vice President —	2000	$407,500	$152,083	$293,001	81,250		$216,037
Law and Government Affairs	1999	$368,333	$0	$917,613	42,750	*	$133,083

David L. Albright	2001	$340,000	$369,680	$396,028	0		$17,742
Vice President and	2000	$318,333	$122,500	$310,000	48,000		$11,021
President-Pepperidge Farm	1999	$311,667	$0	$1,290,699	21,375	*	$7,792

Pierre Laubies(7)	2001	$322,996	$274,389	$236,115	0		$129,888
Vice President and	2000	$189,583	$134,980	$906,778	55,800	*	$137,152
President-Campbell Europe	1999	0	0	0	0		0

Andrew K. Hughson(8)	2001	$333,333	$235,670	$318,897	0		$485,963
Senior Vice President and	2000	$296,667	$162,046	403,568	35,000		$564,647
President-North American Soup	1999	$272,500	$99,533	$624,445	14,400	*	$732,448

(1)	The Restricted Stock Awards listed in the above table include: (i) awards of time-lapse restricted shares (hereinafter sometimes referred to as “RS”) for retention purposes or forfeiture repair for new hires who give up unvested stock and options at their previous employers; (ii) awards of RS under the special option exchange program described on page 17 and (iii) awards of restricted performance shares (hereinafter referred to as “RPS”).

Awards of RS for retention or forfeiture repair included: 16,842 RS awarded to David Johnson in fiscal 2000, vested on September 23, 2000, and 100,000 RS awarded in fiscal 2001, vested on February 8, 2001; 40,000 RS awarded to F. Martin Thrasher in fiscal 2000 vesting on May 25, 2002; 10,000 RS awarded to Pierre Laubies in fiscal 2000, 50% vesting on December 31, 2001 and 50% on May 25, 2002; and 10,000 RS awarded to Andrew Hughson in fiscal 2000, vesting on May 25, 2002. The awards of restricted stock reported are valued in the table above based on the market price of Campbell shares on the date of the grant. Dividends are paid on all restricted stock awards.

Pursuant to the program authorized by the Compensation Committee in fiscal 2001 under which holders of stock options granted in calendar years 1997, 1998 and 1999 could elect to exchange those options for RS, the following RS were awarded in fiscal 2001 and options cancelled including options in the above table marked with an asterisk (*): F. Martin Thrasher, 23,717 RS for 110,210 options with 5,092 RS vesting on March 31, 2002 and 5,125 RS vesting on March 31, 2003; Ellen Oran Kaden, 16,938 RS for 80,250 options with 6,250 RS vesting on March 31, 2003; David L. Albright, 12,352 RS for 59,615 options with 3,808 vesting on March 31, 2002 and 3,200 RS vesting on March 31, 2003; Pierre Laubies, 5,200 RS for 20,800 options (the remaining 35,000 options granted to Mr. Laubies in fiscal 2000 were not cancelled); Andrew Hughson, 7,796 RS for 37,242 options with 2,329 RS vesting on March 31, 2002 and 1,867 RS vesting on March 31, 2003. RS that vest on dates other than March 31, 2002 or March 31, 2003 vest more than three years from the grant date.

All other awards shown were RPS granted to executives pursuant to the Long-Term Incentive Plan. The performance goals for RPS are described on page 16. Initial “target” grants of RPS are made in the fiscal year prior to a three-year performance period. Except for dividends, which are paid on all restricted shares, initial grants of RPS are entirely at risk. The number of shares delivered to an executive when the awards are paid out at the conclusion of the performance period may range from 0% to 200% of the initial target award, depending on Company performance. For the 2000-2002 performance period only (see page 16), the minimum payout of RPS will be 50%, provided the executive remains eligible at the end of the three-year program. Any payment above 50% will be based on Company performance.

      The amounts shown with respect to RPS include three components:

•	Initial grants of RPS were made at the end of fiscal 1999 for the performance period beginning in fiscal 2000 and concluding in fiscal 2002. Initial grants of RPS are reported in the Restricted Stock Awards column of the table at 100% of the initial target grants and are valued in the table based upon the market price of Campbell shares at the time of the grants.

•	If an executive was promoted during a performance period, an adjustment was made to the initial grant of RPS at the time of the promotion.

•	In fiscal 1999, shares were paid out to participants in the Long-Term Incentive Plan for the 1996-98 performance period. As a result of Company performance exceeding the cumulative EPS goal for that period, participants received a payout of 166% of their initial grants. The amounts listed in the Restricted Stock Awards column of the table for fiscal year 1999 include the value of shares paid out in excess of 100% of the initial target grants, as adjusted. Accordingly, amounts listed for fiscal 1999 include the value of the additional 66% of shares paid out in that year to participants in the program for the 1996-1998 performance period. The additional shares are valued based upon the market price of Campbell shares at the end of the performance period.

The aggregate amount of restricted stock, including both RS and RPS, held by the persons listed in the table at the end of the fiscal year (July 29, 2001), and valued based on the closing price as of that date ($27.01), were as follows: F. Martin Thrasher 32,500 restricted shares ($877,825); Ellen Oran Kaden 43,249 restricted shares ($1,168,155); David Albright 32,052 restricted shares ($865,725); Pierre Laubies 29,963 restricted shares ($809,301); and Andrew Hughson 33,227 restricted shares ($897,461).

(2)	“All other compensation” consists of Company contributions or allocations to 401(k) savings plans (both tax qualified and supplemental) as well as additional compensation that, if applicable, is explained in the footnotes for the various individuals.

(3)	Mr. Conant was appointed President and Chief Executive Officer on January 8, 2001. Other compensation consisted of $50,000 for reimbursement of expenses related to his employment contract negotiations, $37,193 for temporary living expenses, $38,947 for car and driver expense and $24,000 under the Company’s Personal Choice program.

(4)	Mr. Johnson served as President and Chief Executive Officer from March 23, 2000 to January 7, 2001. Beginning on September 23, 2000, he received a monthly salary of $83,333. He did not accrue any additional pension benefit. In fiscal 1999 he served as non-executive Chairman of the Board and received compensation of $560,000. He retired as Chairman on July 31, 1999.

(5)	Mr. Thrasher resigned in fiscal 2001. See pages 23 and 24 for information on his separation arrangement. He received payments for expatriate expenses and relocation expenses and payments related to reimbursement of taxes in excess of those that would have been incurred in his home country of $103,140 in fiscal 1999, $301,266 in fiscal 2000 and $140,905 in fiscal 2001. Other compensation in fiscal years 1999, 2000 and 2001 also included contributions to savings plans of $13,158,$15,946, and $26,577 respectively.

(6)	Ms. Kaden received signing bonuses and incentive guarantees on employment that provided $130,000 in fiscal 1999 and $202,047 in fiscal 2000. Other compensation in fiscal 1999, 2000 and 2001 also included contributions to savings plans of $3,083, $13,990 and $ 19,632 respectively.

(7)	Mr. Laubies joined the Company as President of Campbell Europe in December 1999. He received a signing bonus of $75,000 in fiscal 2000 and $50,000 in fiscal 2001. He received payments related to housing and travel allowances and a company car in fiscal 2000 and 2001 of $62,152 and $79,888 respectively.

(8)	Mr. Hughson received payments for expatriate expenses and relocation expenses and payments related to reimbursement of taxes in excess of those that would have been incurred in his home country of $723,147 in fiscal 1999, $553,179 in fiscal 2000 and $471,738 in fiscal 2001. Other compensation in fiscal years 1999, 2000 and 2001 also included contributions to savings plans of $9,301, $11,468, and $14,225 respectively.

TABLE 2 — OPTION GRANTS IN LAST FISCAL YEAR

					Grant Date
Individual Grants					Value(1)

		% of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	or Base		Grant
	Granted(2)	in Fiscal	Price	Expiration	Date
	(3)(#)	Year	($/Sh)	Date	Value(1)

Douglas R. Conant	1,000,000	81.7%	$32.41	1/8/11	$10,920,000

David W. Johnson	0

F. Martin Thrasher	0

Ellen Oran Kaden	0

David Albright	0

Pierre Laubies	0

Andrew Hughson	0

(1)	In accordance with Securities and Exchange Commission (SEC) rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value for the option grant expiring on January 8, 2011: option term of 10 years, volatility of 30.5% (calculated monthly over the three preceding calendar years), dividend yield of 2.9%, forfeiture risk rate of 9%, and interest rate of 5% (ten year Treasury note rate at January 4, 2001).

(2)	Options have a ten-year term and vest cumulatively over three years at the rate of 30%, 60%, 100% respectively on the first three anniversaries following the date of grant.

(3)	A regular annual option grant is normally made by the Company to eligible executives in June of each year. However, in June of 2001 the annual option grant was not made. Instead the annual option grant was made in September 2001, which is in fiscal 2002 and will be reported in next year’s proxy statement.

TABLE 3 — AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Securities
			Underlying		Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			FY-End(#)		FY-End($)(2)

	Shares
	Acquired on	Realized	Exer-	Unexer-	Exer-	Unexer-
Name	Exercise(#)	($)(1)	cisable	cisable	cisable	cisable

Douglas R. Conant	0	0	0	1,000,000	0	0

David W. Johnson	0	0	916,771	0	$958,698	0

F. Martin Thrasher	20,409	$377,094	164,627	0	$399,750	0

Ellen Oran Kaden	0	0	24,375	56,875	0	0

David Albright	39,713	$714,794	108,241	33,600	$417,892	0

Pierre Laubies	0	0	10,500	24,500	0	0

Andrew Hughson	0	0	31,390	24,500	0	0

(1)	Value realized equals pretax market value of the stock on date of exercise, less the exercise price, times the number of shares acquired. Shares may be used to pay withholding taxes.

(2)	Value of unexercised options equals fair market value of a share into which the option could have been converted at July 29, 2001 (market price $27.01), less exercise price, times the number of options outstanding.

RETURN TO SHAREOWNERS* PERFORMANCE GRAPH

      The following graph compares the cumulative total Shareowner return on the Company’s Capital Stock with the cumulative total return of the Standard & Poor’s Food Index (the “S&P Food Group”) and the Standard & Poor’s 500 Stock Index (the “S&P 500”). The graph assumes that $100 was invested on July 31, 1996, in each of Campbell stock, the S&P Food Group and the S&P 500, and that all dividends were reinvested.

Pension Plans

      The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company’s regular and supplementary pension plans.

Average
Compensation
in Highest
5 Years of	ESTIMATED ANNUAL PENSIONS
Last 10	Years of Service
Years of
Employment	15	20	25	30	35

$600,000	$226,260	$226,260	$226,260	$265,498	$280,678
800,000	301,260	301,260	301,260	355,498	375,678
1,000,000	376,260	376,260	376,260	445,498	470,678
1,200,000	451,260	451,260	451,260	535,498	565,678
1,400,000	526,260	526,260	526,260	625,498	660,678
1,600,000	601,260	601,260	601,260	715,498	755,678
1,800,000	676,260	676,260	676,260	805,498	850,678
2,000,000	751,260	751,260	751,260	895,498	945,678
2,200,000	826,260	826,260	826,260	985,498	1,040,678
2,400,000	901,260	901,260	901,260	1,075,498	1,135,678

      Compensation covered for executive officers named in the table on page 19 is the same as the total salary and bonus shown in that table. These estimated amounts assume retirement at age 62 with a straight-life annuity without reduction for a survivor annuity or for optional benefits. They are not subject to deduction for Social Security benefits or other offsets. The estimated pensions reflect a supplemental plan designed to help the Company attract executives in the middle of their careers. Under this supplemental pension plan executives accrue benefits rapidly to allow them to reach a defined target benefit within a relatively short period after date of hire. Executives covered by this plan are eligible for supplemental pension benefits if they retire from the Company after age 55 and have been employed for at least five years. The rapid accrual rate is the reason the pension benefits listed above for 15, 20 and 25 years of service are the same. Such arrangements are a necessary part of the recruitment and retention package for senior executives in order to compensate them for pension benefits that would have accrued had they remained at their previous employers. In accordance with his employment contract Mr. Johnson did not accrue additional pension benefit for service after March 23, 2000. As of the end of fiscal 2001, the full years of employment for the other individuals named in the compensation table on page 19 were as follows: Douglas R. Conant — none; F. Martin Thrasher — 13 years; Ellen O. Kaden — 3 years; David L. Albright — 15 years; and Andrew K. Hughson — 5 years. Mr. Laubies does not participate in these pension plans.

EMPLOYMENT AGREEMENTS AND TERMINATION ARRANGEMENTS

      The Company entered into an employment agreement with Mr. Conant on January 8, 2001 to serve as the Chief Executive Officer and President of the Company for five years. The agreement provides for a base salary of $900,000, an initial grant of 1,000,000 stock options and a guaranteed bonus of $962,500 in fiscal 2001. After fiscal 2001, Mr. Conant will participate in the regular executive compensation programs of the Company. In the event of termination of his employment without cause, as defined in the agreement, Mr. Conant is entitled to the following: (i) his base salary and continuation of life insurance and medical benefits for a period of two years; (ii) his supplemental pension benefit provided he has at least three years of employment with the Company; and (iii) the vesting of his stock options and restricted stock in accordance with the standard provisions of those programs. In the event of a change in control of the Company he is entitled to the standard benefits for senior executives set forth below.

      In connection with Mr. Thrasher’s separation from the Company and his agreement not to compete with the Company through July 31, 2002, the Company entered into a separation arrangement with

Mr. Thrasher. The arrangement provides that Mr. Thrasher is to receive the following benefits through November 22, 2002: (a) continuation of annual base salary of $485,000; (b) continued accrual of pension benefits; and (c) continuation of medical and life insurance coverage unless such coverage is provided by another employer. On July 31, 2001 Mr. Thrasher was paid 29,140 ($787,071) time-lapse restricted shares previously awarded to him that represented the prorated amount of the shares based upon his employment during the restriction periods. On July 31, 2001, Mr. Thrasher forfeited 52,910 ($1,429,099) restricted shares.

      The Company has entered into Special Severance Protection Agreements (“Special Severance Agreements”) with certain of the executive officers named on page 19 as well as all other executive officers. The Special Severance Agreements provide for severance pay and continuation of certain benefits should a Change in Control occur. The independent members of the Board of Directors unanimously approved entry into the Special Severance Agreements. In order to receive benefits under the Special Severance Agreements, the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”) within two years following a Change in Control.

      Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;
(ii)	the persons serving as directors of the Company as of September 28, 2000, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;
(iii)	a merger, consolidation or share exchange in which the shareowners of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or
(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

      Under the Special Severance Agreements with the named executive officers, severance pay would equal two and one half years’ base salary and bonus. Medical, life and disability benefits would be provided at the expense of the Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company’s pension plans had the executive remained in the employ of the Company for an additional 30 months or until his or her 65th birthday, if earlier.

      Upon a Change in Control and termination of employment, (a) all options outstanding on the date of such termination of employment would become immediately and fully exercisable and (b) all restrictions upon any restricted shares (other than “Performance Restricted Shares” which are subject to performance related restrictions) would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of the Performance Restricted Shares or (ii) a pro rata portion of such Performance Restricted Shares based on the portion of the performance period that has elapsed to the date of the Change in Control.

      During any fiscal year in which a Change in Control occurs, each participant (a) whose employment is terminated prior to the end of such year or (b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the Management Worldwide Incentive Plan for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated. Such payment would be made whether or not the Company has paid any cash dividend in the fiscal year.

ITEM 2

RATIFICATION OF APPOINTMENT OF AUDITORS

Your Board of Directors recommends a vote “for” this proposal

      The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Board, upon the recommendation of its Audit Committee, reappointing the firm of PricewaterhouseCoopers LLP (“PwC”) Certified Public Accountants, as independent accountants to make an audit of the accounts of the Company for fiscal 2002. PwC has audited the Company’s books for many years. The names of the Directors serving on the Audit Committee are indicated on page 9, under the heading “Board Committees.” The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if PwC declines to act or becomes incapable of acting, or if their employment is discontinued, the Board will appoint other accountants whose continued employment after the 2002 Annual Meeting of the Shareowners will be subject to ratification by the Shareowners.

      Representatives of PwC will be at the 2001 Annual Meeting to make a statement if they desire to do so and to answer questions.

      For fiscal 2001 PwC also examined the separate financial statements of certain of the Company’s foreign subsidiaries and provided other audit services to the Company in connection with SEC filings, review of quarterly financial statements and audits of certain employee benefit plans.

ITEM 3

SHAREHOLDER PROPOSAL ON INTERNATIONAL

WORKERS RIGHTS STANDARDS

Your Board of Directors Recommends a Vote “Against” This Proposal

      The Comptroller of The City of New York, as custodian and trustee of the New York City Police Pension Fund, 1 Centre Street, New York, NY 10007-2341, owner of 128,350 shares, has notified the Company in writing that the Fund intends to present the following resolution at the Annual Meeting. A majority of the votes cast at the meeting is required for approval. Except as otherwise specified in the proxy, proxies will be voted against this proposal.

      “Whereas Campbell Soup Company currently has extensive overseas operations, and

      Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations have led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

      Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

      Whereas, a number of corporations have implemented independent monitoring pilot programs with respected local human rights and religious organizations to strengthen compliance with international human rights norms in selected supplier factories, and

      Whereas, these standards incorporate the conventions of the International Labor Organization (ILO) on workplace human rights which include the following principles:

(1)	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

(2)	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

(3)	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Conventions 100 and 111)

(4)	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

(5)	There shall be no use of child labor. (ILO Convention 138), and

      Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

      Therefore, be it resolved that the company commit itself to the full implementation of the aforementioned human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.”

      The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal on international workers rights standards for the following reasons:

      Campbell Soup Company is committed to fair and ethical treatment of all employees and respect for human rights in the workplace. Our Worldwide Standards of Conduct and other corporate policies make clear that the Company does not tolerate discrimination or harassment based on any personal characteristic or belief. The Company opposes child labor and forced labor of any kind. We support the right of all employees to organize in accordance with applicable labor laws. Our Standards of Conduct require that all Campbell operations be conducted in a manner consistent in letter and spirit with all laws and regulations that affect our businesses and employees. In addition, our contracts require that Campbell suppliers conduct their businesses in compliance with all applicable laws and labor and employment standards.

      In short, Campbell fully concurs with the substantive goals to which this proposal is addressed. Our policies and business practices demonstrate our commitment in this regard. The additional commitment contemplated by this proposal is unnecessary. Moreover, the process it would mandate entails complex and burdensome requirements that would not be in the best interest of our shareowners. As best as we can ascertain, the independent monitoring programs that would be required by this proposal have been adopted by only a few companies, and only a handful of facilities anywhere have received the necessary certification.

      This proposal was submitted at the 2000 Annual Meeting and more than 96% of the votes cast by shareowners were voted AGAINST the proposal. The costly and burdensome undertakings embraced in this proposal are unwarranted in view of Campbell’s existing policies and practices. Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

ITEM 4

SHAREHOLDER PROPOSAL ON A REPORT ON GENETICALLY ENGINEERED FOODS

Your Board of Directors Recommends a Vote “Against” This Proposal

      The Camilla Madden Charitable Trust, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, the Green Century Equity Funds, 29 Temple Place, Suite 200, Boston, MA, and Walden Asset Management, a division of United States Trust Company of Boston, 40 Court Street, Boston, MA 02108, owners of 170,300 shares have notified the Company in writing that these funds intend to present the following resolution at the Annual Meeting:

      “RESOLVED: Shareholders request that the Board of Directors review our Company’s sales of food products containing genetically engineered (GE) ingredients and report to shareholders by August 2002

(at reasonable cost and omitting proprietary information). This report would identify the risks, financial costs and benefits, including environmental impacts of the continued use of genetically engineered crops, organisms, or products thereof from all food products sold under the company’s brand names or private labels.

Supporting Statement

      International markets for genetically engineered (GE) foods are threatened by extensive resistance:

•	Europe’s larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S. retailers;

•	In the UK, McDonald’s, Burger King, and Kentucky Fried Chicken exclude GE soy and corn ingredients from their menus;

•	McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);

•	Gerber Products announced it would not allow GE corn or soybeans in any of their baby foods (7/99);

•	PepsiCo’s Frito Lay asked farmers that supply corn for their chips to supply only non-GE corn (1/2000);

•	Since 2000, hundreds of millions of dollars have been spent by food companies in recalling food containing GE corn not approved for human consumption;

•	Once in effect, the Biosafety Protocol, approved by representatives of over 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain GEO’s,” and countries can decide whether to import those commodities based on a scientific risk assessment.

      There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

•	Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

•	Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999, 5/2000);

•	The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in GE pest-protected plants. The report found potential gaps in regulatory coverage. (4/2000);

•	Uncertainty about the ecological risks of genetically engineered crops persists. (Science 12/15/2000);

      Furthermore, labeling of GE foods is required in the European Union and Japan, proposed in other countries, and favored by between 70% and 94% of people surveyed in numerous opinion polls in the U.S.

      We urge that this report:

(1)	identify the scope of the Company’s products that are derived from GE ingredients;

(2)	identify sources of alternative non-GE food ingredients;

(3)	outline a contingency plan for sourcing non-GE ingredients should circumstances so require; and

(4)	cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

We believe that in undertaking this critical study, our Company addresses issues of financial, legal and reputational risk, competitive advantage, and brand name loyalty in the marketplace.

      The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal on a report on genetically engineered foods for the following reasons:

      Campbell Soup Company has produced safe, nutritious foods for more than 130 years. Our products meet or exceed all food safety requirements of the countries in which they are sold. We observe all labeling requirements applicable to our products and all rules and regulations promulgated by national authorities, including those issued to assure that any new food technology is safe for consumers and the environment. Campbell’s use of genetically modified ingredients is small, and restricted primarily to part of our supply of soybeans, canola and corn ingredients that have been safely used by food companies for many years.

      Questions relating to the use of genetically modified ingredients have attracted the attention of the scientific community around the world and are being closely evaluated by regulatory authorities. In the U.S., the Food and Drug Administration (FDA) has determined that, in the absence of special circumstances, such as the introduction of an allergen to a genetically modified ingredient, ingredients developed through biotechnology are equally as safe as ingredients developed by traditional means. The FDA has concluded that these ingredients are similar to other permitted ingredients with respect to their nutritional characteristics, composition and ability to be used in foods. We support the FDA’s determinations.

      Campbell is aware of the concerns of those who oppose development of genetically modified ingredients in agriculture, as well as the views of those who believe that use of such ingredients will benefit humanity and the environment by increasing the world’s food supply and decreasing the use of pesticides. The Company is continuously monitoring scientific and regulatory developments in this area, and the comments of customers and consumers. Your Board does not believe that preparation of the report requested by the proponents of this proposal would add significant new information to the ongoing dialogue on this issue. In our view, the subject is most appropriately addressed on an industry-wide basis, and in light of scientific findings and the conclusions of regulatory authorities.

      Particularly in light of the FDA policy and the limited use by the Company of genetically modified ingredients, the Board believes that preparation and publication of the report requested in this proposal would not constitute an effective use of the Company’s assets. Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

ITEM 5

SHAREHOLDER PROPOSAL TO NOMINATE TWO CANDIDATES FOR EACH BOARD POSITION

Your Board of Directors Recommends a Vote “Against” This Proposal

      Bartlett Naylor, 1255 N. Buchanan, Arlington, VA 22205, owner of 400 shares, has notified the Company in writing that he intends to present the following resolution at the Annual Meeting:

“RESOLVED: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position.

Supporting Statement

      Although our company’s board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

      Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The ‘real’ selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

      Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair ‘choosing’ his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

      Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be “awkward” for management when it recruits candidates? Hopefully so. (Management could print a nominee’s name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the “final” decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

      We urge you to vote FOR this proposal.

      The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal to nominate at least two candidates for each board position for the following reasons:

      The members of Campbell Soup Company’s Board of Directors are gratified by the recognition this Board has received for excellence in corporate governance. Among our most important responsibilities to the shareowners is our duty to nominate each year a highly qualified slate of candidates for election. We believe it is essential that the membership of the Board reflect a wide range of skills, perspectives and professional experiences, and that the Board is comprised of men and women who can work together on behalf of the shareowners as a collegial and effective team. We believe the Board should include directors who bring the advantages of continuity of service and extensive knowledge of Campbell’s businesses and strategies, as well as those who can provide fresh insights and new points of view. The slate of candidates proposed for election each year reflects the Board’s best judgment as to the group of nominees who will, as a group, contribute these qualities to Campbell’s governance.

      All Campbell directors stand for election every year. As indicated on page 10 of this proxy statement, the Governance Committee, which recommends candidates to the Board for nomination, will consider suggestions submitted by shareowners for potential nominees. Shareowners may withhold their votes for individual candidates nominated by the Board and write in the names of other candidates they may prefer.

      The Board believes that the current process for nominating a slate of directors is sound and best serves the interests of the Company and its shareowners. In our view, the process suggested in this proposal would undermine the quality and effectiveness of the Board. We also believe it would put

Campbell at a competitive disadvantage in attracting and retaining the most qualified candidates for Board membership. Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

SUBMISSION OF SHAREHOLDER PROPOSALS

      Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareholder proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Company to the Corporate Secretary at Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 12, 2002.

      Any shareholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement that is received by the Company after August 26, 2002, will not be considered filed on a timely basis with the Company under Rule 14a-4(c) (1). For such proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are timely filed, the Company retains discretion to vote proxies it receives provided 1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and 2) the proponent does not issue a proxy statement.

DIRECTORS AND EXECUTIVE OFFICERS STOCK OWNERSHIP REPORTS

      The federal securities laws require the Company’s Directors and Executive Officers, and persons who own more than ten percent of the Company’s capital stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 29, 2001, all the Company’s Executive Officers, Directors and greater-than-ten-percent beneficial owners made all required filings.

OTHER MATTERS

      The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the Directors’ proxy to vote on such matters in accordance with his or her best judgment.

PROXIES AND VOTING AT THE MEETING

      This statement and the accompanying proxy card are being mailed on or about October 10, 2001, for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareowners of Campbell Soup Company called to be held on November 16, 2001. The mailing address of the Company’s World Headquarters is Campbell Place, Camden, New Jersey 08103-1799.

      Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by Shareowners will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

      This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Copies of proxy solicitation material will be mailed to Shareowners, and employees of the Company may communicate with Shareowners to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

      When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company’s Dividend Reinvestment Plan, will be voted by the person named as the Directors’ proxy in accordance with each Shareowner’s directions. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees, the Campbell Soup Company Savings and 401(k) Plan for Hourly-Paid Employees, and the Campbell Soup Company Ltd Employee Savings and Stock Bonus Plan. If participants in these Plans are also Shareowners of record under the same account information, they will receive a single proxy which represents all shares. If the account information is different, then the participants will receive separate proxies.

      Shareowners of record and participants in savings plans may cast their vote by:

(1)	using the toll-free phone number listed on the proxy solicitation/voting instruction card;

(2)	using the Internet and voting at the website listed on the proxy card; or

(3)	signing, dating and mailing the proxy card in the enclosed postage paid envelope.

      The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the savings plan participants to instruct a plan fiduciary to vote their shares and to confirm their instructions have been properly recorded. Specific instructions to be followed are set forth on the enclosed proxy solicitation/voting instruction card.

      Shareowners are urged cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Directors (or, in the case of participants in the Plans referred to above, may be voted at the discretion of the applicable Trustee). This year shareowners may vote their shares by telephone or via the Internet. Please refer to the specific instructions on the enclosed proxy card.

      A Shareowner giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a Shareowner wishes to give a proxy to someone other than the Directors’ proxy, all three names appearing on the enclosed proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the Shareowner.

      Each Shareowner who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card or as directed when voting by telephone or the Internet. The Company will then be able to mail an admission card to the Shareowner in advance of the meeting. Shareowners who do not have admission cards will need to register at the door.

INFORMATION ABOUT ATTENDING THE MEETING

      The Annual Meeting of Shareowners will be held this year at the Quality Inn, 3608 Kahn Drive, Lumberton, North Carolina, 28358 which is approximately 20 miles from the Company’s facility in Maxton, North Carolina that manufactures approximately $1 billion worth of products annually. A map and directions appear at the back of this booklet. Doors to the meeting room will open at 10:00 a.m.

      To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and return it in the envelope provided. If you do not wish to send the proxy card, you may obtain an admission card by sending a written request in the envelope. Shareowners who do not have admission cards will need to register at the door.

      If you do not own shares in your own name, you should have your broker or agent in whose name the shares are registered call (856) 342-6122, fax (856) 342-3889, or write to the Office of the Corporate Secretary at Campbell Place, Camden, NJ 08103-1799 to request a ticket before

November 2, 2001. Otherwise you must bring proof of ownership (e.g., broker’s statement) in order to be admitted to the meeting.

      It is important that your shares be represented and voted at the meeting. Please fill out, sign, date and return the accompanying proxy card or vote by phone or via the Internet as soon as possible, whether or not you plan to attend the meeting.

Camden, New Jersey

October 10, 2001

By order of the Board of Directors,

John J. Furey
Corporate Secretary

Appendix A

Campbell Soup Company

Audit Committee

Mission Statement

May 25, 2000

      The Audit Committee of the Board of Directors shall be appointed by the Board on the recommendation of the Governance Committee, and shall consist of a minimum of four Directors. The members of the Audit committee shall meet the independence and experience requirements of the New York Stock Exchange.

      The Committee’s primary responsibilities are to oversee that management has: 1) established and maintained an adequate system of internal control; 2) maintained the accuracy and integrity of accounting policies, financial reporting and disclosure practices; and 3) established and maintained processes to assure compliance with applicable laws, regulations and corporate policies. The Audit Committee sets a positive “tone at the top” which fosters a Company-wide attitude of integrity and control consciousness.

      The Committee and the Board have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the Company’s independent accountants. The Company’s independent accountants are ultimately accountable to the Committee and the Board for their review of the financial statements and controls of the Company.

      To fulfill these responsibilities, the Committee shall:

1.	Review the performance of the Company’s independent accountants and recommend to the Board the appointment of the independent accountants for the upcoming fiscal year, subject to ratification by shareowners.

2.	Receive from the independent accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Company consistent with Independence Standard Board Standard Number 1, and related fees; review and discuss, on a periodic basis, with the independent accountants all relationships the accountants have with the Company to determine the accountants’ objectivity and independence; and recommend if necessary that the Board take appropriate action to satisfy itself of the accountants’ independence.

3.	Review with the independent accountants any information coming to their attention indicating that an illegal act has or may have occurred that could have a material effect on the Company’s financial statements.

4.	Review the scope and results of the audit plans of the independent accountants and the internal auditors; confer independently with the independent accountants and the internal auditors when advisable; and review significant reports to management prepared by the independent accountants and the internal auditors and management’s responses.

5.	Review with management and the independent accountants the audited financial statements to be included in the Company’s Annual Report; and review and consider with the independent accountants the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as amended.

6.	As a whole, or through the Committee chair, review with management and the independent accountants the interim financial statements to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters to be discussed by SAS No. 61, as amended; this review will occur prior to the Company’s filing of the Form 10-Q.

A-1

7.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8.	Review significant legal and regulatory exposures that may have a material impact on the financial statements.

9.	Review compliance with the Company’s Conflicts of Interest Program and Worldwide Standards of Conduct.

10.	Review the objectivity, effectiveness and resources of the internal audit function and the replacement of the senior internal auditing executive.

11.	Meet at least four times annually, or more frequently as circumstances require, and report to the Board following the meetings.

12.	Review and reassess, at least annually, the adequacy of this Mission Statement and recommend any proposed changes to the Board for approval.

13.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      While the Audit Committee has the responsibilities and powers set forth in this Mission Statement, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company’s Conflicts of Interest Program and Worldwide Standards of Conduct.

A-2

DIRECTIONS AND MAP

Quality Inn
3608 Kahn Drive
Lumberton, North Carolina 28358

Please mark your votes as this example

Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in a Savings Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.

The Board recommends a vote FOR Items 1 and 2, and a vote AGAINST Items 3, 4 and 5

FOR ALL NOMINEES, EXCEPT THOSE LISTED BELOW		WITHHELD FROM ALL NOMINEES
1.	Election of Directors (see reverse)

FOR, except vote withheld from the following nominee(s) – list numbers:

		FOR	AGAINST	ABSTAIN

2.	Ratification of Appointment of Auditors

3.	Shareowner Proposal – Worker Rights

4.	Shareowner Proposal – Report on Genetically Engineered Foods

5.	Shareowner Proposal – Two Candidates

MARK THIS BOX TO OBTAIN A TICKET OF ADMISSION TO THE MEETING.	Change of address: Mark this box and see the reverse side.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S) DATE

- FOLD AND DETACH HERE -

Annual Meeting of Shareowners — Friday, November 16, 2001 — 11:00 a.m., Eastern Time

Quality Inn — 3608 Kahn Drive — Lumberton, North Carolina 28358

VOTE BY TELEPHONE OR INTERNET
QUICK • EASY • IMMEDIATE

Campbell Soup Company encourages you to take advantage of two cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, either using a touch-tone telephone or through the Internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on November 15, 2001.

Your telephone or Internet vote authorizes the proxies named on the reverse side of the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE:	ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683) FROM THE U.S. AND CANADA OR DIAL 201-536-8073 FROM OTHER COUNTRIES.

You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.

OR

VOTE BY INTERNET:	POINT YOUR BROWSER TO THE WEB ADDRESS: http://www.eproxyvote.com/cpb

Click on the “PROCEED” icon — You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions. If you would like to receive Campbell Soup Company annual meeting materials on-line in the future, please access the Consent Site from the web address above, or go to the Consent Site directory at http://www.econsent.com/cpb.

OR

VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on November 16, 2001

PROXY

The undersigned hereby appoints Douglas R. Conant, or, in his absence, Ellen O. Kaden or, in the absence of both of them, John J. Furey, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareowners of Campbell Soup Company to be held at Quality Inn, 3608 Kahn Drive, Lumberton, North Carolina 28358, at 11:00 a.m., Eastern Time, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in one of the Campbell Soup Company Savings and 401(k) Plans or in the Campbell Soup Company Ltd Employee Savings and Stock Bonus Plan (any of such plans, a “Savings Plan”), then the under- signed hereby directs the respective trustee of the applicable Savings Plan to vote all shares of Campbell Soup Company Capital Stock in the undersigned’s Savings Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.

1.     ELECTION OF DIRECTORS
Nominees: 01) Alva A. App, 02) Edmund M. Carpenter, 03) Douglas R. Conant, 04) Bennett Dorrance, 05) Thomas W. Field, Jr., 06) Kent B. Foster, 07) Harvey Golub, 08) David K.P. Li, 09) Philip E. Lippincott, 10) Mary Alice D. Malone, 11) Charles H. Mott, 12) Charles R. Perrin, 13) George M. Sherman, 14) Donald M. Stewart, 15) George Strawbridge, Jr. and 16) Charlotte C. Weber. Directors recommend a vote FOR

(Change of Address/Comments)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked.
If you do not vote by phone or over the Internet, please return proxy card promptly using the enclosed envelope	SEE REVERSE SIDE

Directions to Quality Inn
3608 Kahn Drive
Lumberton, North Carolina 28358

From Charlotte Airport:

Start — Traveling US-74 East. Cross over I-95 on US-74 Bridge, turn left onto I-95 North. Exit I-95 at NC-211/Roberts Ave. Turn right at signal light top of exit ramp. Turn left onto Kahn Dr. after approximately .2 miles — A Food Lion is clearly visible to the left at this intersection. Take Kahn Dr. approximately .6 miles to Quality Inn & Suites on right. Kahn Dr. loops by the Food Lion and K-Mart parking areas on right.

From Raleigh Airport:

Start — Traveling I-95 South. Take US-301 exit to Lumberton. Turn left on US-301, crossing over I-95. Turn right onto Jackson Ct. two lights after crossing I-95. Jackson Ct. will become Kahn Dr. after passing Liberty Hill Rd. on left. Take Kahn Dr. approximately 1.7 miles to Quality Inn & Suites on left.

From Fayetteville Airport:

Start — Traveling I-95 South. Take US-301 exit to Lumberton. Turn left on US-301, crossing over I-95. Turn right onto Jackson Ct. two lights after crossing I-95. Jackson Ct. will become Kahn Dr. after passing Liberty Hill Rd. on left. Take Kahn Dr. approximately 1.7 miles to Quality Inn & Suites on left.